Mail Stop 6010


December 5, 2005

Mr. Gregg C. Sengstack
Senior Vice President, Chief Financial Officer and Secretary
Franklin Electric Co., Inc.
400 East Spring Street
Bluffton, Indiana 46714


      Re:	Franklin Electric Co., Inc.
      Form 10-K for the fiscal year ended January 1, 2005
		File No. 0-00362

Dear Mr. Sengstack,

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.




      Sincerely,


							Martin F. James
							Senior Assistant Chief
Accountant